                               OPERATING AGREEMENT
                                       OF
                                   MILFAM LLC,
                        AN OHIO LIMITED LIABILITY COMPANY


        This operating agreement is entered into as of December 10, 1996 by Lloyd I. Miller, III, the Irrevocable Trust U/A Catherine C. Miller dated March 26, 1991, and the Irrevocable Trust U/A Lloyd I. Miller, III dated December 31, 1991.

                                    RECITALS

        The Company was established as an Ohio limited liability company pursuant to articles of organization filed by Martin E. Mooney and Barbara F. Applegarth as the initial members. Mr. Mooney and Ms. Applegarth have resigned as members and the parties hereto have been admitted as members.

        The parties have agreed to organize and operate a limited liability company under the laws of the State of Ohio in accordance with the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:


                                    SECTION I
                                  DEFINED TERMS

        The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in this Agreement, and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

        "Act" means the Ohio Limited Liability Company Act, Chapter 1705 Ohio Revised Code as amended from time to time.

        "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                (i) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to
                        Section 4.4(b), or is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and

                (ii) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)-(d)(4), (5), and
                        (6).

        "Agreement" means this Agreement, as amended from time to time.

        "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

                (i) an Interest Holder's Capital Account shall be credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's distributive share of Profit, and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of
                        Section IV (other than Section 4.3(c)); and

                (ii) an Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section IV (other than Section 4.3(c)).

If any Membership Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Membership Interest. If the book value of Company property is adjusted pursuant to Section 4.3(c), the Capital Account of each Membership Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

        "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.


        "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt repayments, capital improvements, and replacements as determined by the Manager. Cash Flow shall be increased by the reduction of any reserve previously established.

        "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.



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        "Company" means the limited liability company formed in accordance with this Agreement.

        "Family Member" means Catherine Ward and any of her descendants and any trusts for their benefit.

        "Interest Holder" means any Person who holds a Membership Interest, whether as a Member or an unadmitted assignee of a Member.

        "Involuntary Transfer" means, with respect to any Interest Holder, the transfer of any interest in the Company upon death, divorce, insolvency, bankruptcy or other proceeding with respect to creditors.

        "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

                (i) the Member makes an assignment for the benefit of creditors;

                (ii)    the Member files a voluntary petition of bankruptcy;

                (iii)   the Member is adjudged bankrupt or insolvent;

                (iv) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

                (v) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsection (iv);

                (vi) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed, for ninety (90) days after the expiration of the stay during which period the appointment is not vacated;

                (vii) if the Member is an individual, the Member's death or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;



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

                (viii) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

                (ix) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

                (x) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

                (xi) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the limited liability company.

        "Manager" is the Person designated as such in Section 5.1 and any successors thereto. If there is more than one Manager, the term "Manager" shall include all such persons as the context requires.

        "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a Member of the Company.

        "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

        "Membership Interest" means an Interest Holder's share of the Profits and Losses of, and the right to receive distributions from, the Company.

        "Membership Rights" means all of the rights of a Member in the Company, including a Member's: (i) Membership Interest; and (ii) the rights granted to Members under this Agreement or under the Act.

        "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

        "Negative Capital Account" means a Capital Account with a balance of less than zero.

        "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).



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        "Nonrecourse Liability" means any liability of the Company with respect to which no Member has personal liability determined in accordance with Code
Section 752 and the Regulations promulgated thereunder.

        "Percentage" means, (i) as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and (ii) as to an Interest Holder who is not a Member, the Percentage of the Member whose Membership Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Membership Interest.

        "Person" means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

        "Positive Capital Account" means a Capital Account with a balance greater than zero.

        "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

                (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code
                        Section 703(a)(1) shall be included in computing taxable income or loss; and

                (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

                (iii)   any expenditures of the Company described in Code
                        Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

                (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

                (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

                (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to
                        Section 4.3 hereof shall not be taken into account in computing Profit or Loss.



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        "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

        "Secretary" means the Secretary of State of Ohio.

        "Voluntary Transfer" means any voluntary sale, hypothecation, pledge, assignment, attachment, or other voluntary transfer.

        "Voluntary Withdrawal" means a Member's dissociation with the Company by means other than a transfer or an Involuntary Withdrawal.

        "Units" has the meaning set forth in Section 3.7.


                                   SECTION II
                    FORMATION AND NAME: OFFICE; PURPOSE; TERM

        2.1 Organization. The parties shall operate a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused Articles of Organization to be executed and filed with the Secretary.

        2.2 Name of the Company. The name of the Company shall be "Milfam LLC." The Company may do business under that name and under any other name or names upon which the Manager selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a fictitious name certificate as required by law.

        2.3 Purpose. The Company is organized solely to serve as general partner of a limited partnership that will purchase, acquire, buy, sell, own, trade in, hold,and otherwise deal in securities, and to do any and all things necessary, convenient, or incidental to such purpose.

        2.4 Term. The term of the Company shall begin upon the filing of the Articles of Organization with the Secretary and shall continue in existence until December 31, 2050, unless its existence is sooner terminated pursuant to
Section VII of this Agreement.

        2.5 Principal Office. The principal office of the Company in Ohio shall be located at 2500 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202 or at any other place that the Manager selects.

        2.6 Statutory Agent. The name and address of the Company's statutory agent in the State of Ohio shall be Martin E. Mooney, 2500 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202.

        2.7 Members. The name and present mailing address of each Member, as well as the number of Units owned by each Member, are set forth on Exhibit A.


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                                   SECTION III
                       MEMBERS; CAPITAL; CAPITAL ACCOUNTS

        3.1 Initial Capital Contributions. Within a reasonable time following the execution of this Agreement, the Members shall contribute to the Company cash or other property having a value in the amounts set forth opposite their respective names on Exhibit A.

        3.2 Additional Capital Contributions. No Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company.

        3.3 No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

        3.4 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

        3.5 Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything but cash in return of the Interest Holder's Capital Contribution.

        3.6 Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.

        3.7 Units. Ownership rights in the Company will be reflected in Units. Subject to limitations on voting rights imposed by this Agreement, each Unit has equal governance rights with every other Unit and, in matters subject to a vote of the Members, each Unit carries with it the right to one vote. Except as otherwise provided herein, each Unit has equal rights with every other Unit with respect to sharing of Profits and Losses and with respect to distributions. The Manager will determine when and for what consideration the Company will issue Units, and, subject to any limitations imposed by this Agreement, the Manager will determine how many Units may be issued. For each Member, the records of the Company will state the value and nature of the contribution received by the Company and the number of Units received in return by the Member. The Company initially will have 100,000 Units.

        3.8 Loans. Any Member may, at any time, make a loan to the Company in any amount and on those terms upon which the Company and the Member agree.


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                                   SECTION IV
                         PROFIT, LOSS AND DISTRIBUTIONS

        4.1     Allocations of Profit or Loss.

                (a) Allocation to Manager. While Lloyd I. Miller, III serves as Manager of the Company, he shall be allocated an amount equal to the sum of any guaranteed payment paid to the Company pursuant to Section 3.8 of the respective Partnership Agreements of Milfam I L.P. and Milfam II L.P and any profit allocated to the Company pursuant to Sections 4.1(a)(2)(i) and (ii) of such agreements.

                (b) Remaining Profit or Loss. After giving effect to the special allocations set forth in Sections 4.1(a) and 4.3, for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in proportion to their Units.

        4.2     Distributions

                (a) Cash Flow. Cash Flow for each taxable year of the Company shall be distributed first to Lloyd I. Miller, III while he serves as Manager of the Company in an amount sufficient to cause cumulative Cash Flow distributed to him pursuant to this sentence to equal the cumulative Profits allocated to him pursuant to Section 4.1(a). The balance of any Cash Flow shall be distributed to the Interest Holders in proportion to their Units at such time and in such amounts as are determined by the Manager, in his sole discretion.

                (b) Distribution on Termination. On termination of the Company, assets shall be distributed and applied by the Company in the following order and priority:

                        (i) to the payment of all expenses of the Company incident to winding up; then

                        (ii) to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder); then

                        (iii) to the establishment of any reserves which the Manager deems necessary for liabilities or obligations of the Company; then

                        (iv) the balance shall be distributed to the Interest Holders in accordance with their respective Capital Account balances.

        4.3     Regulatory Allocations.

                (a) Qualified Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any



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distribution, which causes the Interest Holder to have an Adjusted Capital
Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3(a) is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code Section 704(b).

                (b) Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.3(b) shall be made first from gain recognized from the disposition of Company assets subject to non-recourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3(b) shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

                (c) Contributed Property and Book-ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation
Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

                (d) Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

                (e) Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Units.

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

                (f) Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

                (g) Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

        4.4     Liquidation and Dissolution.

                (a) If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.1, if any, and distributions, if any, of cash or property, if any, pursuant to Sections 4.2.

                (b) No Interest Holder shall be obligated to restore a Negative Capital Account.

        4.5     General.

                (a) Timing of Distributions. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

                (b) Distributions in Kind. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Manager otherwise agrees, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Manager. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.1 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

                (c) Timing of Allocations. All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to any extraordinary non-recurring items of the Company.



                                     - 10 -
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                (d)     Amendments. The Manager is authorized, upon the advice
of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.


                                    SECTION V
                     MANAGEMENT: RIGHTS, POWERS, AND DUTIES

        5.1     Management.

                (a) Manager. The Company shall be managed by one or more Managers. The number of Managers shall be determined periodically by the Members owning 75 percent or more of the Units. The Company initially will have one Manager. Lloyd I. Miller, III is hereby designated to serve as the initial Manager. At such time as he is unable or unwilling to serve as Manager, Catherine Ward will designate one or more banks or trust companies authorized to do business under the laws of any state or under the National Bank Act of the United States to serve as Manager.

                (b) General Powers. The Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including without limitation, for Company purposes, the power to:

                        (i) acquire by purchase, exchange, lease, or otherwise, any real or personal property, tangible or intangible;

                        (ii) construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

                        (iii)   sell, dispose, trade, or exchange assets;

                        (iv) enter into agreements and contracts and to give receipts, releases, and discharges;

                        (v) purchase liability and other insurance to protect properties and business;

                        (vi) borrow money for and on behalf of the Company, on a secured or unsecured basis, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company.



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                        (vii)   execute or modify leases and options;

                        (viii) prepay, in whole or in part, refinance, amend, modify, or extend any mortgages or deeds of trust which may affect any asset and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages or deeds of trust;

                        (ix) execute any and all other instruments and documents which may be necessary or in the opinion of the Manager desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

                        (x) make any and all expenditures which the Manager deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting, and other related expenses incurred in connection with the organization and financing and operation of the Company;

                        (xi) enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company;

                        (xii) invest and reinvest Company reserves in short-term instruments or money market funds;

                        (xiii) purchase, invest and reinvest, retain, operate and sell any business interest, whether organized as a sole proprietorship, partnership, trust, limited liability company or other type of entity, for such time and in such manner as the Manager may deem advisable;

                        (xiv) employ legal counsel, investment counsel and other agents in any manner in connection with the administration of the assets of the Company and to pay such compensation and expenses in connection therewith as the Manager deems reasonable under the circumstances; and

                        (xv) employ officers, managers, employees or agents as the Manager may deem advisable in its management of the Company's business;

                (c) Limitation on Authority of Manager. If there is more than one Manager, decisions of the Managers will require the approval of a majority of the Managers. While Lloyd I. Miller, III serves as manager, he shall have complete control over all of the affairs of the Company

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and need not seek the consent or approval of any Member with respect to any action. Any Manager who serves after him shall not undertake any of the following without the approval of the Members:

                        (i) the sale of substantially all of the assets of the Company;

                        (ii)    admitting additional Members to the Company;

                        (iii)   issuing additional Units;

                        (iv) hiring of a professional manager to run the Company or a significant part of the Company;

                        (v) determining the compensation to be paid to the Manager; or

                        (vi) engaging in business in any jurisdiction which does not provide for the registration of limited liability companies.

                (d)     Limitation on Authority of Members.

                        (i) No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

                        (ii) This Section 5.1 supersedes any authority granted to the Members pursuant to Section 1705.25(A) of the Act. Any Member who takes any action or binds the Company in violation of this
                                Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

                (e) Removal of Manager. Lloyd I. Miller, III may not be removed as Manager except for cause. The Members may remove any other Manager for cause. For cause means the occurrence of any of the following conditions:

                        (i)     the Manager commits a felonious criminal act;

                        (ii) the Manager's continuous and uninterrupted inability for a period of two months or more to perform the duties required under this Agreement by reason of accident, illness or disease;

                        (iii) taking an action with reckless disregard for the best interest of the Company; or

                        (vi)    an intentional breach of this Agreement.

In addition to removing a Manager for reasons set forth above, any Manager, other than Lloyd I. Miller, III, may be removed for continued unsatisfactory performance. To remove a Manager on such basis, Members owning 75% or more of the Units held by Members (exclusive of the Units owned by the Manager) must state in writing the basis for the Manager's unsatisfactory performance. The Manager will be given a 90-day period within which to have his performance deemed satisfactory. If, at the close of such 90-day period, Members owning 75% or more of the Units held by Members (exclusive of Units owned by the Manager) still deem the Manager's performance unsatisfactory, the Manager may be removed. A new Manager will be appointed by Catherine Ward or her legal representative while she is still alive, and, after her death, by Members owning a majority of the Units held by Members.

        5.2     Meetings of and Voting by Members.

                (a) Voting. Any Member holding Units will be entitled to vote such Units.

                (b) Meetings. A meeting of the Members may be called at any time by the Manager or by those Members entitled to vote holding at least fifty-one percent (51%) of the Units held by Members. Meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Person calling the meeting. Not less than ten (3) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than a majority of the Units then held by Members entitled to vote constitutes a quorum. Subject to any limitations set forth in this Agreement, a Member entitled to vote may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact.

                (c) Required Vote. Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of Members, the affirmative vote of Members holding or entitled to vote a majority or more of the Units for which votes may be cast shall be required to approve the matter.

                (d) Written Consent. In lieu of holding a meeting, the Members entitled to vote may take action by a written instrument indicating the consent of Members holding or entitled to vote a majority or more of the Units for which votes may be cast.

        5.3     Personal Services.

                (a) Required Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Manager, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

                (b) Compensation. The Manager shall be entitled to reasonable compensation for services performed for the Company as set forth above. In addition, the Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

        5.4     Duties of Parties.

                (a) Time Commitment. The Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager's duties set forth in this Agreement.

                (b) Outside Ventures. Except as otherwise expressly provided in Section 5.4(c), nothing in this Agreement shall be deemed to restrict in any way the rights of any Member to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the respective rights of the Members to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member.

                (c) Arm's Length Dealings. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

        5.5     Liability and Indemnification.

                (a) Standard Imposed. The Manager shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Manager within the scope of the authority conferred on the Manager by this Agreement, except as provided in Section 1705.29(D) of the Act.

                (b) Right to Indemnity. The Company shall indemnify the Manager for any act performed by the Manager within the scope of the authority conferred on the Manager by this Agreement unless the act is proved by clear and convincing evidence to have been undertaken with deliberate intent to cause injury to the Company, with reckless disregard for the best interest of the Company, or to be an intentional breach of this Agreement.

        5.6     Power of Attorney.

                (a) Grant of Power. Each Member constitutes and appoints the Manager as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place and stead, to make, execute, sign, acknowledge, and file:

                        (i) Articles of Organization or any amendment thereto, which has been approved as provided in this Agreement;

                        (ii) all documents (including amendments to articles of organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

                        (iii) any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Ohio or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Ohio;

                        (iv)    one or more fictitious or trade name
                                certificates; and

                        (v) all documents which may be required to dissolve and terminate the Company and to cancel its Articles of Organization.

                (b) Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Involuntary or Voluntary Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

                                   SECTION VI
                TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS

        6.1     Transfers.

                (a) General Restriction. No Person may make any transfer, either a Voluntary Transfer, Involuntary Transfer, or otherwise, of all or any portion of or any interest or rights in the Person's Membership Rights or Membership Interest unless the following conditions ("Conditions of Transfer") are satisfied:

                        (i) The transfer will not require registration of Membership Interests or Membership Rights under any federal or state securities laws;

                        (ii) The transferee agrees to be bound by the terms of Section VI of this Agreement.

                        (iii) the transfer will not result in the termination of the Company pursuant to Code Section 708; and

                        (iv) the transferor complies with the right of first refusal provisions set forth in Section 6.1(d).

                (b) Permitted Transfer. If the Conditions of Transfer are satisfied, then a Member or Interest Holder may transfer all or any portion of that Person's Membership Interest. Without receiving the consent of Members owning at least 75% of the Units, exclusive of Units held by the Transferors, the transfer of a Membership Interest pursuant to this Section 6.1 shall not result in the transfer of any of the transferor's other Membership Rights, if any, and the transferee of the Membership Interest shall have no right to: (i) become a Member; (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of a Membership Interest; or (iii) act as an agent of the Company.

                (c) Consent to Restriction. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The transfer of any Membership Rights or Membership Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights.

                (d)     Right of First Refusal.

                        (i)     If:

                                (A)     an Interest Holder (a "Transferor")
                                        intends to transfer all or any portion
                                        of, or any interest or rights in a
                                        Membership Interest either to a bona
                                        fide third party purchaser or pursuant
                                        to an Involuntary Transfer, or,

                                (B)     an Interest Holder is a spouse of a
                                        Family Member, and the Interest Holder
                                        and such Family Member are divorced,

                                the Transferor shall so notify the Company (the "Transfer Notice"). The Transfer Notice shall describe the terms upon which the Membership Interest is to be transferred or that the Interest Holder and the Family Member are getting a divorce. The Company shall have the option (the "Company Option") to purchase all of the Membership Interest to be transferred on the terms proposed by a bona fide third party purchaser. With respect to an Involuntary Transfer or divorce, the Company also shall have the option to purchase all of the Membership Interest that is subject to the Involuntary Transfer or that is owned by the Member who is getting divorced, for a price equal to the fair market value of the Membership Interest as determined by an independent appraiser, taking into account adjustments for lack of marketability, lack of control and any other adjustments that may apply (the "Purchase Price").

                        (ii) The Company Option shall be and remain irrevocable for a period (the "Company Option Period") ending at 11:59 P.M. local time at the Company's principal office on the thirtieth
                                (30th) Day following the date the Transfer
                                Notice is given to the Company.

                        (iii) At any time during the Company Option Period, the Company may elect to exercise the Company Option by giving written notice of its election to the Transferor. The Transferor shall not be deemed a Member for the purpose of voting on whether the Company shall elect to exercise the Company Option.

                        (iv) If the Company chooses to exercise the Company Option, the Company's notice of its election shall fix a closing date for the purchase, which shall not be earlier than five (5) days after the date of the notice of election or more than thirty (30) days after the expiration of the Company Option Period.

                        (v) If the Company chooses to exercise the Company Option, the Purchase Price shall be paid, at the Company's election, in cash at closing or in up to 48 equal monthly installments with interest at the applicable federal rate in effect as of the date of closing. In the latter case, payment will be secured by the Membership Interest purchased.

                        (vi) If the Company fails to exercise the Company Option, the other Members will have the option to acquire the Membership Interest in the same proportions as the Units that the acquiring Member owns bears to the total number of Units owned by the Members who desire to acquire Membership Interest that is the subject of the transfer, or in such other proportions as the Members may agree (the"Member Option"). The terms of the Member Option will be the same as the terms of the Company Option.

                        (vii) The Member Option shall be and remain irrevocable for a period (the "Member Option Period") ending at 11:59 P.M. local time at the Company's principal office on the thirtieth
                                (30th) Day following the date the Company Option Period expires.

                        (viii) If a Member chooses to exercise the Member Option, the Purchase Price shall be paid, at the election of the Member, in cash at closing or in up to 48 equal monthly installments with interest at the applicable federal rate in effect as of the date of closing. In the latter case, payment will be secured by the Membership Interest purchased.

                        (ix) If the Members fails to exercise the Member Option, the Transferor shall be permitted to offer and sell for a period of ninety (90) days (the "Free Transfer Period") after the expiration of the Member Option Period on the terms set forth in the notice or at a price not less than the Purchase Price. If the Transferor does not Transfer the Membership Interest within the Free Transfer Period, the Transferor's right to Transfer the Membership Interest pursuant to this Section shall terminate.

                        (x) Any Transfer of the Transferor Interest made after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and other terms, provisions, and conditions of this Agreement, shall be null, void and of no force or effect.

        6.2 Voluntary Withdrawal. No Member shall have the right or power to Voluntarily Withdraw from the Company.

        6.3 Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. The interest held will be subject to the option rights set forth in Section 6.1.


                                   SECTION VII
             DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

        7.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

                (a) when the period fixed for its duration in Section 2.4 has expired;

                (b) upon the written agreement of Members owning 75% or more of the Units; or

                (c) upon the death, insanity, bankruptcy, retirement, resignation,or expulsion of any Member, unless remaining Members owning a majority of the Units owned by remaining Members elect to continue the business of the Company pursuant to the terms of this Agreement within 120 days after the occurrence of such event.

        7.2 Procedure for Winding Up and Dissolution. If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with
Section 4.4 of this Agreement.

        7.3 Filing of Certificate of Dissolution. If the Company is dissolved, the Manager shall promptly file a Certificate of Dissolution with the Secretary. If there is no Manager, then the Certificate of Dissolution shall be filed by the remaining Members; if there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there is neither a Manager, remaining Members, or a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.


                                  SECTION VIII
                  BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

        8.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company's name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

        8.2     Books and Records.

                (a) Records Kept. The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The records shall include, but not be limited to, financial statements of the Company for the three most recent fiscal years, a copy of the Articles of Organization and operating agreement, together with any relevant powers of attorney, information regarding the amount of cash or agreed value of property or services contributed, or agreed to be contributed in the future, by each Member, the respective rights of the Company and each Member regarding the return of contributions, and the Company's federal, state, or local tax returns.

                (b) Accounting Method. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or by Member's duly authorized representative at any and all reasonable times during normal business hours.

                (c) Reimbursement. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

        8.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.

        8.4 Reports. As soon as practicable after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the accounting year then ended that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. At the request of any Member, and at the Member's expense, the Manager shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Member.

        8.5 Tax Matters Partner. Lloyd I. Miller, III shall be the Company's tax matters partner ("Tax Matters Partner"). The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Members.

        8.6 Tax Elections. The Manager shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the sole and absolute discretion of the Manager.


                                   SECTION IX
                               GENERAL PROVISIONS

        9.1 Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

        9.2 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to an Interest Holder at the Interest Holder's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

        9.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

        9.4 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

        9.5 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Ohio.

        9.6 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

        9.7 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

        9.8 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the courts of the State of Ohio. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

        9.9 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

        9.10 Severability of Provisions. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

        9.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.


        IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.



                                /s/ Lloyd I. Miller, III
                              ---------------------------
                              Lloyd I. Miller, III



                              Irrevocable Trust U/A Catherine C. Miller dated March 26, 1991


                              By: /s/ Lloyd I. Miller, III
                                 -----------------------------------------------



                              Irrevocable Trust U/A Lloyd I. Miller, III dated December 31, 1991


                              By:   /s/ Lloyd I. Miller, III
                                  ----------------------------------------------

                                   RESIGNATION


        The undersigned hereby resign as Members of Milfam LLC effective as of the time of the admission as Members of the parties to the foregoing Agreement.



Date:   December 12, 1996        /s/ Barbara F. Applegarth
        -----------------        -----------------------------------------------
                                 Barbara F. Applegarth


                                 /s/ Martin E. Mooney
                                 -----------------------------------------------
                                 Martin E. Mooney